SmartCard
MARKETING SYSTEMS

20C Trolley Square, Wilmington DE. 19806 US
www.smartcardmarketingsystems.com

Definitive Agreement

Date: April 29th, 2022

Between:

SmartCard Marketing Systems Inc. (SMKG)
20c Trolley Square
Wilmington,Delaware
USA, 19806

And

BotBerries
Sangeeta Apartment
Tegharia Main Road
Kolkata-700157

SCOPE:

It is agreed that both parties entered and completed the deliverable agreement with success and both parties' undertakings fully subscribed in the engagements of the initial letter of intent to purchase which formalized a business relation that is also described here within; Completed

Scope of offering Completed:

SMKG intends to purchase and acquire the library of product offerings and source codes of and will be on a non-exclusive purchase, whereas it does not restrict the user to sell additional copies, albeit the seller is restricted to publish the deal without the consent of the purchasers. The Seller will provide a white-label operation Ecommerce site as a part of this collaboration.

Undertaking mutually completed

- The purchase of product and development resources, executable source and information required for said products to function.
- A continued collaboration between the two companies whereas SMKG will pay an ongoing royalty of 10% of sales generated revenue specifically from the use of the products purchased from the seller.
- SMKG to acquire the Product and Resources Library
- SMKG shall market these white labeled products in the region
- Both parties agrees to the terms and conditions mentioned in this agreement

SMKGUndertaking / Deliverables:

- SMKG shall continue development or work in collaboration with the seller to further develop the products.
- SMKG shall utilize the white-labeled platforms and product library offering by

- SMKG shall share the clients information on successful closure of sales as a transparency toward the royalty payment to The Seller
- SMKG and Seller shall assign a SPOC for the deliverables of the project. The SPOC for the current project is

(Subodh Mukherjee / subodh@botberries.com/+916289387629)

Delivered

- **The Seller has a code library that has been developed, owned and licensed by them and is not a freeware. The Seller has rights to this product library and can distribute it to SMKG under this agreement**
- The Seller shall provide assistance to SMKG as per need basis on all projects taken by SMKG
- The Seller shall white-labeled their platform for all SMKG requirements and extend their technical support wherever customization is needed
- The Seller shall provide the administrators access of their platforms
- The Seller shall ensure security of the client's data
- The Seller shall provide documentation to support the development and wireframe along with additional support materials for the products
- Hosting requirements and specifications

Commercials Completed:

- The purchase price for the services used under this agreement by The Seller shall be 1.5 Million shares of SMKG at the average price of $0.033 USD
- SMKG shall also pay 25,000 USD over the period of One Year. This shall be paid in 4 Quarterly payments
- SMKG shall provide a Three year royalty fee of 10% of any revenue generated through the sales of the solutions purchased from the seller or on the usage of these solutions
- The Seller shall support and provide a complete working code library to SMKG. The Service Level Agreement for the same shall be with a 99.97% efficacy
- The Seller shall provide a dedicated Technical Supervisor for SMKG Support.
- Robot AI Solution shall charge an hourly fee of _20$__ and a weekly fee of _500$__ for any Customization needed on the platforms.

Engagement Completed

After Completion of the agreement both parties have determined to evaluate the terms of the collaboration to move forward into a licensing agreement Whereas SMKG will utilize the complete solution provided by The Seller. SMKG will institute to proceed with usage of these solution and The Seller will provide support and technical expertise for their solutions.

Furthermore, both parties will have conversation to determine and define the scope of work and the stages of delivery for quick implementation and roll out on a mutually agreeable business model. In addition to acceptance of this document the parties will begin to outline the definitive agreement (the MOA / SLA and NDA).

Both company agrees to the provision pricing model with definitive terms to follow as per the Appendix A of this agreement.

About The Seller

(BotBerries/www.botberries.com)

We, at BotBerries, staunchly believe in creating an automated world. While that could be fostered with ARTIFICIAL INTELLIGENCE, we did not hesitate in grabbing that very chance. So, get introduced to the team BotBerries, an AI based company functioning in Kolkata, India. We strive to bridge the world of unexplored innovative opportunities with Artificial Intelligence, where it will establish its hold to solve all the complex problems and help in opening up new avenues for businesses of all sizes.

About SMKG

SmartCard Marketing Systems Inc. (OTC: SMKG) is a boutique FinTech & PayTech technology provider to the Banking, Retail and Enterprise applications for Cloud & Mobility. The company specializes in proprietary end-to-end intuitive industry applications for "Brand As Your Own" Wallets, Card Issuing, Events Ticketing, Remote Deposit Capture, Workforce, Blockchain, EKYC, Tokenization, Ride Booking, Cross-border FX, Proximity & Payment acceptance applications.

IN WITNESS WHEREOF, THE PARTIES HAVE SIGNED THIS AGREEMENT THROUGH THEIR AUTHORISED SIGNATORIES ON THE DATE FIRST ABOVE MENTIONED

For SmartCard Marketing Systems Inc.

Name: Massimo Barone

Designation: CEO

Date: April 29, 2022
Place: Montreal

For The Seller

Moumita Dey

Name: Moumita Dey

Designation: CEO

Date: April 29, 2022
Place: Kolkata

This document is a formal definitive agreement that is intended to be, and constitutes a binding or legal agreement, or impose any legal obligation or duty on either of us. If the foregoing reflects our mutual statement of intention, please sign and return the enclosed copy of this Letter of Intent. This agreement is acceptable from the day of accepting the final purchase offer, in that time the company will provide discussion and training to the buyer to conclude the proper due diligence and complete the definitive agreement, there are no changes or additions to the terms by either side.

Appendix A
(Pricing and Terms)

- *BotBerries Pricing Details:---*



Starter	Team	Business	Enterprise
$50/mo	$149/mo	$499/mo	Fixed-price contracts for big teams in large companies.
1000 chats/mo included, then $0.01/chat	5000 chats/mo included, then $0.01/chat	25 000 chats/mo included, then $0.01/chat	Contact us
✔ 1 active chatbot	✔ 5 active chatbots	✔ Unlimited chatbots	✔ Unlimited chatbots
✔ Unlimited number of stories	✔ Unlimited number of stories	✔ Unlimited number of stories	✔ Unlimited number of stories
✔ 7-day training history	✔ Unlimited training history	✔ Unlimited training history	✔ Unlimited training history
✔ All integrations	✔ All integrations	✔ All integrations	✔ All integrations
✔ Basic reporting	✔ Advanced reporting	✔ Advanced reporting	✔ Advanced reporting
✔ Data security	✔ Data security	✔ Data security	✔ Data security
	✔ Team collaboration	✔ Team collaboration	✔ Team collaboration
	✔ Smart actions	✔ Smart actions	✔ Smart actions
		✔ Personal onboarding	✔ Personal onboarding
		✔ Premium customer support	✔ Premium customer support
		✔ Security assistance	✔ Dedicated acc. manager
			✔ ChatBot Building